Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-216621) on Form S-3 of Meridian Waste Solutions, Inc. of our report dated April 17, 2017, relating to our audit of the consolidated financial statements, appearing in this Annual Report on Amendment No. 1 on Form 10K of Meridian Waste Solutions, Inc. for the year ended December 31, 2016.

/s/ Hein & Associates LLP

Denver, Colorado

May 31, 2017